Exhibit 99.2

Trammell Crow Company

Statements of Income

(in thousands, except share and per share data)

	(UNAUDITED)
	For the Three Months
	Ended March 31,
	2006	2005
		(A)
Revenues:
User Services:
Facilities management	$65,034	$55,137
Corporate advisory services	45,833	24,673
Project management services	29,679	25,324
	140,546	105,134
Investor Services:
Property management	33,852	34,087
Brokerage	30,760	27,780
Construction management	3,012	2,215
	67,624	64,082

Development and construction	8,850	7,837
	217,020	177,053

Gain on disposition of real estate	1,070	1,568
Total Revenues	218,090	178,621

Costs and expenses:
Salaries, wages and benefits	146,090	125,711
Commissions	34,139	22,658
General and administrative	37,101	30,024
Depreciation and amortization	2,700	2,399
Interest	1,498	680
Total Expenses	221,528	181,472
Operating loss	(3,438)	(2,851)
Interest and other income	869	921
Loss from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(2,569)	(1,930)

Income tax benefit	1,002	737
Minority interest, net of income taxes (B)	(231)	1,988
Income from investments in unconsolidated subsidiaries, net of income taxes (B)	2,167	1,583
Income from continuing operations	369	2,378
Income (loss) from discontinued operations, net of income taxes (B)	2,305	(325)
Income before cumulative effect of a change in accounting principle	2,674	2,053
Cumulative effect of a change in accounting principle, net of income taxes(B)	1,011	—
Net Income	$3,685	$2,053

Diluted income per share:
Income from continuing operations	$0.01	$0.07
Income (loss) from discontinued operations	0.06	(0.01)
Cumulative effect of a change in accounting principle	0.03	—
Net Income	$0.10	$0.06

Weighted average common shares outstanding	36,905,745	36,144,031

Net income	$3,685	$2,053
Depreciation and amortization (C)	2,700	2,684
Interest (D)	1,498	1,318
Income tax expense	2,354	1,267
EBITDA (E)	$10,237	$7,322

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the three months ended March 31, 2005, have been reclassified to conform to the presentation for the three months ended March 31, 2006. These reclassifications did not have any impact on net income or EBITDA.

(B) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(C) Includes depreciation and amortization related to discontinued operations of $0 and $285 for the three months ended March 31, 2006 and 2005, respectively.

(D)  Includes interest related to discontinued operations of $0 and $638 for the three months ended March 31, 2006 and 2005, respectively.

(E) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.